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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERNATIONAL BUSINESS MACHINES CORPORATION
(Exact name of registrant as specified in its Charter)

New York (State or other jurisdiction of incorporation or organization)	13-0871985 I.R.S. Employer Identification No.)

NEW ORCHARD ROAD
ARMONK, NEW YORK 10504
(Address of Principal Executive Offices)

IBM 2003 EMPLOYEES STOCK PURCHASE PLAN
(Full Title of the Plan)

Andrew Bonzani, Esq.
Assistant Secretary and Associate General Counsel
International Business Machines Corporation
Corporate Legal Department
New Orchard Road
 ARMONK, NEW YORK 10504
(Name and Address of Agent For Service)

(914) 499-1900
TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

IBM Common Stock $0.20 par value	50,000,000 shares	$71.7825**	$3,589,125,000**	$290,361.21(1)

**
Estimated solely for the purpose of determining the registration fee in accordance with Rules 457(h)(1) under the Securities Act of 1933, based on 85% of the average of the highest and lowest prices of IBM Common Stock reported on the New York Stock Exchange Composite Tape on April 22, 2003.

        Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of IBM Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional common stock.

(1)
Pursuant to Rule 457(p) of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, and Securities Act Release No. 7943, dated January 26, 2001, International Business Machines Corporation, as the parent and 100% owner of IBM Credit LLC, formerly IBM Credit Corporation, CIK number 353524 ("IBMCR"), is sourcing the full amount of the registration fee for the IBM common stock we are now registering on this Form S-8 from the registration fees previously paid and still remaining available for use under IBMCR's Form S-3 shelf registration statement (SEC File No. 333-86615) which IBMCR originally filed with the SEC on September 7, 1999.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents previously filed with the Securities and Exchange Commission are incorporated by reference herein and shall be deemed a part hereof:

  (a)
  The Annual Report of International Business Machines Corporation ("IBM") on Form 10-K for the fiscal year ended December 31, 2002, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

  (b)
  All other reports filed by IBM pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2002.

  (c)
  The description of IBM's common stock, contained in IBM's registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

        All documents filed by IBM pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The validity of the IBM common stock, par value $.20 per share, offered hereby has been passed upon by Andrew Bonzani, Assistant Secretary and Associate General Counsel of IBM. As of the date hereof, Mr. Bonzani beneficially owns shares of IBM common stock, par value $.20 per share, and options to purchase shares of IBM common stock, par value $.20 per share.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The By-Laws of IBM (Article VI, Section 6) provide the following:

        The Corporation shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Corporation or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, for which any director or officer of the Corporation served in any capacity at the request of the Corporation), by reason of the fact that such person or such person's testator or intestate was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall be a contract right and shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be `permitted' within the meaning of the first sentence hereof if it is not expressly prohibited by applicable law as in effect at the time.

        The Certificate of Incorporation of IBM (Article Eleven) provides the following:

        Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation's directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases not opposed to such corporation's interest and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

        In addition, IBM maintains directors' and officers' liability insurance policies.

ITEM 8. EXHIBITS.

Exhibit Number	Description
4	IBM 2003 Employees Stock Purchase Plan, incorporated by reference to Appendix A of the Company's 2003 Proxy Statement, dated March 10, 2003, on file with the Commission.
5	Opinion of Andrew Bonzani, Esq., Assistant Secretary and Associate General Counsel of IBM
23.1	Consent of Independent Accountants (PricewaterhouseCoopers LLP)
23.2	Consent of Independent Accountants (Ernst & Young LLP)
23.3	Consent of Counsel (included in Exhibit 5)
24.1	Powers of Attorney
24.2	Certified Resolutions of the IBM Board of Directors authorizing execution of this registration statement by Power of Attorney

ITEM 9. UNDERTAKINGS.

(a)
The undersigned registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, the undersigned, thereunto duly authorized, in the town of North Castle, State of New York, on the 29th day of April, 2003.

INTERNATIONAL BUSINESS MACHINES CORPORATION
BY:	/S/ ANDREW BONZANI
(ANDREW BONZANI, ESQ., ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of April, 2003.

Signature	Title
* Samuel J. Palmisano	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
* John R. Joyce	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
* Robert F. Woods	Vice President and Controller (Principal Accounting Officer)
* Cathleen Black	Director
* Kenneth I. Chenault	Director
* Nannerl O. Keohane	Director
* Charles F. Knight	Director
* Lucio A. Noto	Director

* John B. Slaughter	Director
* Sidney Taurel	Director
* Alex Trotman	Director
* Charles M. Vest	Director
*
The undersigned, by signing his name hereto, does hereby execute this Registration Statement pursuant to powers of attorney filed as exhibits to this Registration Statement.

BY:	/S/ ANDREW BONZANI
ANDREW BONZANI, ESQ. ATTORNEY-IN-FACT

EXHIBIT NO.	EXHIBIT INDEX
4	IBM 2003 Employees Stock Purchase Plan, incorporated by reference to Appendix A of the Company's 2003 Proxy Statement, dated March 10, 2003, on file with the Commission.
5	Opinion of Andrew Bonzani, Esq., Assistant Secretary and Associate General Counsel
23.1	Consent of Independent Accountants (PricewaterhouseCoopers LLP)
23.2	Consent of Independent Accountants (Ernst & Young LLP)
23.3	Consent of Counsel (included in Exhibit 5)
24.1	Powers of Attorney
24.2	Certified Resolutions of the IBM Board of Directors authorizing execution of this registration statement by Power of Attorney

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INTERNATIONAL BUSINESS MACHINES CORPORATION (Exact name of registrant as specified in its Charter)
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
  ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 8. EXHIBITS.
  ITEM 9. UNDERTAKINGS.
SIGNATURES